Exhibit 10.1

[Blockbuster Letterhead]

February 21, 2006

Mr. Larry J. Zine

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Dear Larry:

Blockbuster Inc. (“Blockbuster”) and you previously entered into an employment agreement dated October 13, 2000 (the “Agreement”), pursuant to which you serve as Executive Vice President and Chief Financial Officer of Blockbuster. Paragraph 17 of the Agreement provides that the Agreement may be changed only by a writing signed by both parties.

Blockbuster and you now desire to amend (this “Amendment”) the provisions of Paragraphs 8(b) and (c) of the Agreement in accordance with the terms of this Amendment.

As used in this Amendment, terms that begin with an initial capital letter have the same meanings as such terms have in the Agreement unless a contrary meaning is specified in this Amendment.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blockbuster and you agree to the following:

1.	Paragraph 8(b) of the Agreement is hereby amended and restated as follows:

(b) Termination Without Cause. Blockbuster may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you, or, after December 31, 2006, you may terminate your employment by written notice to Blockbuster.

2.	Paragraph 8(c) of the Agreement is hereby amended and restated as follows:

(c) Termination Payments/Benefits. If your employment terminates under Paragraph 8(b), you will thereafter receive, less applicable withholding taxes, and conditioned on your execution of a General Release and Waiver of Claims substantially in the form attached hereto as an Addendum, a lump sum payment in the amount of One Million, One Hundred Eighty-Nine Thousand, Eight Hundred Dollars and No Cents ($1,189,800.00). Your lump sum payment will be payable six (6) months after your termination unless you elect to have the payment made earlier.

3.	The General Release and Waiver of Claims you must sign to receive Termination Payment/Benefits does not, and is not intended to, relieve Blockbuster of any indemnification agreements or obligations owed to you.

4.	In all other respects, the Agreement remains unchanged and in full force and effect.

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Amendment to the undersigned. After this Amendment has been executed by both parties, it shall constitute a binding Amendment to the Agreement.

Sincerely,

/s/ John F. Antioco
John F. Antioco
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Larry J. Zine	February 21, 2006
Larry J. Zine	Date